EXHIBIT 99.01

BRIGHTBOX TECHNOLOGIES, INC.

2013 STOCK INCENTIVE PLAN

Adopted and Approved: January 29, 2013
Amended and Restated: May 16, 2016

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SECTION 9.	ADJUSTMENT OF SHARES	7

(a)	General	7
(b)	Mergers and Consolidations	8
(c)	Reservation of Rights	8

SECTION 10.	SECURITIES LAW REQUIREMENTS.	8

SECTION 11.	NO RETENTION RIGHTS	8

SECTION 12.	DURATION AND AMENDMENTS	9

(a)	Term of the Plan	9
(b)	Right to Amend or Terminate the Plan	9
(c)	Effect of Amendment or Termination	9

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BRIGHTBOX TECHNOLOGIES, INC.
2013 STOCK INCENTIVE PLAN

SECTION 1.	Establishment and Purpose.

The purpose of this Plan is to offer Participants selected from the Employees and Service Providers of BrightBox Technologies, Inc. opportunities to acquire a proprietary interest in the success of Flextronics International Ltd. (the “Company”), or to increase such interest, through ownership of Shares of the Company. The Plan provides for opportunity for ownership of Shares by Participants through (i) the direct award of Shares to Participants through Share Awards, (ii) the sale of Shares to Participants through Purchase Rights, and (iii) the grant of Options to Participants which allow Participants to purchase Shares in the future at a price determined at the time the Option is granted. Options granted under the Plan may include Nonstatutory Options as well as ISOs intended to qualify for favorable income tax treatment to the Participant under Section 422 of the Code.

SECTION 2.    Definitions.

(a)“Affiliate” means means, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company.

(b)"Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

(c)“BrightBox Technologies” means BrightBox Technologies, Inc., a Delaware corporation and any Subsidiary business entity.

(d)"Code" means the Internal Revenue Code of 1986, as amended.

(e)"Companies Act" means the Companies Act, Chapter 50 of Singapore, as amended form time to time.

(f)"Company" means Flextronics International Ltd., a company incorporated in Singapore.

(g)“Compensation Committee” means the Compensation Committee established by the Board of Directors.

(h)"Employee" means any individual who is a common-law employee of BrightBox Technologies or an Affiliate.

(i)"Exercise Price" means the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Share Option Agreement.

(j)"Fair Market Value" of a Share on any day means the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a Share on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on The Nasdaq Stock Market, or, if not reported on The Nasdaq Stock Market, as quoted by the National Quotation Bureau Incorporated, or if the Share is listed on an exchange, on the principal exchange on which the Share is listed. If for any day the Fair Market Value of a Share is not determinable by any of the foregoing means (or if the Board of Directors determines for any purpose that the Fair Market Value of a Share should be determined on an intra-day basis), then the Fair Market Value for such day (or at a given time on such day) shall be determined in good faith by the Board of Directors on the basis of such quotations and other considerations as the Board of Directors deems appropriate. The Board of Director's determination of Fair Market Value shall be final, binding and conclusive on all persons.

(k)"ISO" means an employee incentive share option described in Section 422(b) of the Code.

(l)"Nonstatutory Option" means a share option not described in Sections 422(b) or 423(b) of the Code.

(m)"Option" means an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(n)"Optionee" means a Participant who holds an Option.

(o)"Participant" means an Employee of BrightBox Technologies or Service Provider to BrightBox Technologies selected by the Board of Directors to participate in this Plan.

(p)"Plan" means this BrightBox Technologies, Inc. 2013 Stock Incentive Plan, as amended from time to time.

(q)"Purchase Price" means the consideration for which one Share may be acquired under the Plan through a Purchase Right, as specified by the Board of Directors.

(r)"Purchaser" means a Participant to whom the Board of Directors has offered a Purchase Right under the Plan and who exercise such Purchase Right.

(s)"Purchase Right" means the grant of a right on the part of a Participant to purchase Shares pursuant to this Plan.

(t)"Service Provider" means any person other than an Employee who delivers substantial personal services to BrightBox Technologies or an Affiliate, whether as a consultant, independent contractor, member of the Board of Directors or in any other capacity.

(u)"Share" means one ordinary share of the Company, as adjusted in accordance with Section 9 (if applicable), and “Shares” shall be construed accordingly.

(v)"Share Award" means Shares allotted and issued or, as the case may be, transferred to a Participant pursuant to this Plan without a requirement of payment of cash consideration by the Participant to the Company.

(w)"Share Award Agreement" means a type and designation of a Share Restriction Agreement applicable to a Share Award.

(x)"Share Award Recipient" means a Participant who receives a Share Award pursuant to this Plan.

(y)"Share Award Shares" means the Shares allotted and issued or, as the case may be, transferred pursuant to a Share Award.

(z)"Share Option Agreement" means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to the Optionee's Option.

(aa)"Share Purchase Agreement" means a type and designation of a Share Restriction Agreement applicable to a Purchase Right.

(ab)"Share Restriction Agreement" means the agreement between the Company and a Participant who acquires Shares either under a Share Award or Purchase Right which agreement shall contain terms, conditions and restrictions pertaining to the acquisition and ownership of such Shares.

(ac)"Subsidiary" means any company or business entity (other than the Company) in an unbroken chain of business entities beginning with the Company, if each of such entities other than the last entity in the unbroken chain owns more than 50% or more of the total combined voting, capital or profits interests in one of the other entities in such chain.

(ad)"Termination" means: (i) with respect to each Participant who is a Participant by reason of being an Employee, the cessation of such Participant's employment relationship with BrightBox Technologies or an Affiliate for any reason, including voluntary resignation, involuntary termination, death, or "permanent and total disability" (as defined in Section 22(e)(3) of the Internal Revenue Code), and (ii) with respect to each Participant who is a Participant by reason of being a Service Provider, the formal expiration or legal termination of the contract, arrangement, position or engagement which governs the delivery of services by the Service Provider to BrightBox Technologies or an Affiliate, or, if no formal expiration or termination occurs, the cessation of the delivery of services by the Service Provider to BrightBox Technologies. A Termination of an Employee shall be deemed to have occurred on the date of the Employee's legal termination of employment status, and, with respect to an Employee who has been on a leave of absence 90 days after commencement of such leave of absence, unless the Participant's reemployment rights are guaranteed by statute or by contract.

SECTION 3.	Administration and Authority of the Board of Directors.

The Plan shall be administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Share Award Recipients, Purchasers, Optionees and persons deriving their rights from a Share Award Recipient, Purchaser or Optionee. The Board of Directors may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures and to foster and promote achievement of the purposes of this Plan. The Board of Directors is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any share certificates or other indicia of ownership which vary with local requirements.

SECTION 4.	Eligibility.

(a)General Rule. Only Employees and Service Providers shall be eligible to be Participants. Only those Participants selected by the Board of Directors shall be eligible to receive benefits or rights under this Plan, and the selection of a Participant to receive one form of benefit or right under this Plan shall not entitle that Participant for another or further right or benefit unless specifically selected to receive such right or benefit.

(b)Ten-Percent Shareholders. An individual who owns more than 10% of the total combined voting power of all classes of outstanding shares of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the date of grant, and (ii) such ISO by its terms is not exercisable after the expiration of five years from the date of grant. For purposes of this Subsection 4(b), in determining share ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 5.	Shares Subject To Plan.

(a)Limitation. The aggregate number of Shares that may be issued under the Plan through Share Awards, exercise of Purchase Rights and exercise of Options shall not exceed 2,845,000 Shares, subject to adjustment pursuant to Section 9. Any Shares issued under the Plan will be issued as new Shares, or as the case may be, by the transfer of treasury shares for satisfying vested Share Awards or the exercise of vested Options . Proceeds from the payment of the issue price for the allotment and issue of Shares under the Plan shall constitute general funds of the Company.

(b)Additional Shares. In the event that any outstanding Option or other right for any reason expires or is canceled or otherwise terminated, the Shares allocable to the unexercised portion of such Option or other right shall again be available for issuance under the Plan. In the event that Shares issued under the

Plan are reacquired by the Company pursuant to, and in accordance with, section 76D of the Companies Act, such Shares shall again be available for the purposes of the Plan.

SECTION 6.	Terms and Conditions of Share Awards and Purchase Rights.

(a)Share Restriction Agreement. Each Share Award or exercise of a Purchase Right under the Plan (other than upon exercise of an Option) shall be evidenced by a Share Restriction Agreement between the Share Award Recipient or Purchaser and the Company. The Share Restriction Agreement applicable to Share Awards may, alternatively, be designated a Share Award Agreement, and the Share Restriction Agreement applicable to a Purchase Right may, alternatively, be designated a Share Purchase Agreement. Such Share Award or Purchase Right shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Share Restriction Agreement. The provisions of the various Share Restriction Agreements entered into under the Plan need not be identical.

(b)Duration of Offers and Nontransferability of Rights. Any right to acquire Shares under the Plan pursuant to a Purchase Right or Share Award shall automatically expire if not accepted or exercised by the Purchaser by execution of the Share Restriction Agreement and completion of all Participant requirements set forth in such Share Restriction Agreement within 60 days after the grant of such right was communicated to the Purchaser by the Company, or such other period as may be specified in the Share Restriction Agreement. Such right shall not be transferable and shall be exercisable only by the Purchaser to whom such right was granted.

(c)Purchase Price. The Purchase Price of Shares to be offered under Purchase Rights issued under the Plan shall not be less than the Fair Market Value of such Shares on the date the Purchase Right is granted. The Purchase Price shall be payable in a form described in Section 8.

(d)Consideration for Share Awards. Normally, Share Awards will be made without any requirement for payment of a cash purchase price by the Share Award Participant; provided that the Board of Directors may determine, in appropriate circumstances, to provide a Share Award at a discount to Fair Market Value, in which case the purchase price payable shall be subject to the same rules applicable to the Purchase Price.

(e)Withholding Taxes. As a condition to the receipt of Shares pursuant to a Share Award or to the purchase of Shares under a Purchase Right, the Participant shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase.

(f)Restrictions on Transfer of Shares. Any Shares issued under the Plan pursuant to a Share Award or Purchase Right shall be subject to such, rights of repurchase pursuant to, and in accordance with, section 76D of the Companies Act, and subject to applicable laws, other transfer restrictions as the Board of

Directors may determine, including in the event of the Termination of the Participant. Such restrictions and obligations shall be set forth in the applicable Share Restriction Agreement.

SECTION 7.	Terms and Conditions of Options.

(a)Share Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Share Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Share Option Agreement. The provisions of the various Share Option Agreements entered into under the Plan need not be identical.

(b)Number of Shares. Each Share Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9. The Share Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

(c)Exercise Price. Each Share Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and a higher percentage may be required by Section 4(b). The Exercise Price of a Nonstatutory Option to purchase newly issued Shares shall not be less than the Fair Market Value of such Shares. Subject to the preceding two sentences, the Exercise Price under an Option shall be determined by the Board of Directors at its sole discretion. The Exercise Price shall be payable in a form described in Section 8.

(d)Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e)Exercisability. Each Share Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The exercisability provisions of any Share Option Agreement shall be determined by the Board of Directors at its sole discretion; provided, however, that any Option designated as an ISO shall not be exercisable at any time later than three (3) months after the date of Termination of the Optionee.

(f)Basic Term. The Share Option Agreement shall specify the term of the Option. The term shall not exceed 10 years from the date of grant, and in the case of an ISO a shorter term may be required by Section 4(b). Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option, or portion of an Option is to expire. A Share Option Agreement may provide for expiration of portions of an Option at intervals prior to expiration of the entire Option term. Except in unusual circumstances, all Share Option Agreements shall provide for expiration prior to the end of the Option's term in the event of the Termination or death of the Optionee, and any Option designated as an ISO shall not be exercisable at any time later than three (3) months after the date of Termination of the Optionee.

(g)Nontransferability. No Option shall be transferable by the Optionee other than by beneficiary designation, will or the laws of descent and distribution. An Option may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee's guardian or legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during the Optionee's lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

(h)No Rights as a Shareholder. An Optionee, or a permitted transferee of an Optionee, shall have no rights as a shareholder with respect to any Shares covered by the Optionee's Option until and unless such person is registered as a shareholder of the Company in the Branch Register of Members of the Company maintained in the United States of America. The registration as aforesaid will be made upon the delivery of Shares to the Optionee when he has submitted a notice of exercise and paid the Exercise Price pursuant to the terms of such Option.

(i)Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding Options or may accept the immediate cancellation of outstanding Options (whether granted by the BrightBox Technologies or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, provided that at no time shall the Company acquire a direct or indirect interest in any of the surrendered Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair the Optionee's rights or materially increase the Optionee's obligations under such Option.

(j)Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to a right of repurchase pursuant to, and in accordance with, Section 76D of the Companies Act and subject to applicable laws, other transfer restrictions and obligations as the Board of Directors may determine. Such restrictions and obligations shall be set forth in the applicable Share Option Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally.

SECTION 8.	Payment for Shares.

General Rule. The entire Purchase Price or Exercise Price for Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased.

SECTION 9.	Adjustment of Shares.

(a)General. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Shares, a combination or consolidation of the outstanding Shares into a lesser number of Shares, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board of Directors shall make appropriate adjustments in one or more of (1) the number of Shares available for future grants under Section 5, (ii) the number of Shares covered by each outstanding Option and by each outstanding Purchase Right, and (iii) the Exercise Price under each outstanding Option and the Purchase Price under each outstanding Purchase Right.

(b)Mergers and Consolidations. In the event that the Company is a party to a merger or consolidation, outstanding Options shall be subject to the agreement of merger or consolidation. Such agreement, without the Optionees' consent, may provide for one or more of the following:

(i)The continuation of such outstanding Options by the Company (if the Company is the surviving corporation);

(ii)The assumption of the Plan and such outstanding Options by the surviving corporation or its parent;

(iii)The substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding Options; or

(iv)The cancellation of each outstanding unexercised Option after payment to the Optionee of an amount in cash or cash equivalents equal to (A) the Fair Market Value of the Shares subject to such Option at the time of the merger or consolidation, minus (B) the Exercise Price of the Shares subject to such Option.

(c)Reservation of Rights. Except as provided in this Section 9, an Optionee or Purchaser shall have no rights by reason of (i) any subdivision or consolidation of shares of any class, (ii) the payment of any dividend, or (iii) any other increase or decrease in the number of shares of any class. Any issuance by the Company of shares of any class, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 10.	Securities Law Requirements.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, and state securities laws and regulations.

SECTION 11.	No Retention Rights.

Nothing in the Plan or in any Share Restriction Agreement or Option Agreement issued under the Plan shall confer upon the Participant any right to continue as an Employee or as a Service Provider to BrightBox Technologies or any Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of BrightBox Technologies (or any Affiliate employing or retaining the Participant) or of the Purchaser or Optionee, which rights are hereby expressly reserved, to terminate his or her Employment status or status as a Service Provider at any time and for any reason, with or without cause.

SECTION 12.	Duration and Amendments.

(a)Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors, subject to the approval of the Company's shareholders. In the event that the shareholders fail to approve the Plan within 12 months after its adoption by the Board of Directors, any grants of Options or sales or awards of Shares that have already occurred shall be rescinded, and no additional grants, sales or awards shall be made thereafter under the Plan. The Plan shall terminate automatically 10 years after its adoption by the Board of Directors and may be terminated on any earlier date pursuant to Subsection 12(b) below.

(b)Right to Amend or Terminate the Plan. The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason; provided, however, that any amendment of the Plan which increases the number of Shares available for issuance under the Plan (except as provided in Section 9), or which materially increases the class of persons who are eligible for the grant of ISOs, shall be subject to the approval of the Company's shareholders. Shareholder approval shall not be required for any other amendment of the Plan, except to the extent that shareholder approval is required to satisfy applicable requirements imposed by applicable requirements of the Code.

(c)Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.